Exhibit 99.1

Ocean Bio-Chem, Inc. Reports 2016 Net Income of $2.1 Million and EPS of $0.23 Per Share

Record 2016 Net Sales of $36.2 Million

FORT LAUDERDALE, Fl., March 31, 2017 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its 2016 financial results.

Net income for 2016 was approximately $2.1 million, compared to $461,000 in 2015, an increase of $1.6 million. Earnings per share for 2016 were $0.23 compared to $0.05 for 2015.

For the three months ended December 31, 2016, net income was approximately $451,000, compared to approximately $67,000 for the fourth quarter of 2015, an increase of approximately $384,000. Earnings per share for the fourth quarter of 2016 were $0.05, compared to $0.01 for the same period in 2015.

The Company also reported record net sales of approximately $36.2 million for the year ended December 31, 2016, compared to approximately $34.0 million for 2015, an increase of approximately $2.2 million or 6.5%.

(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
NET SALES	$8,524	$8,410	$36,205	$33,987
PRE-TAX INCOME	$699	$121	$3,078	$703
NET INCOME	$451	$67	$2,095	$461

EPS - BASIC & DILUTED	$0.05	$0.01	$0.23	$0.05
DIVIDENDS PER COMMON SHARE	-	-	$0.06	-

Peter Dornau, President and CEO commented: “Our financial results reflect our strong sales growth during the year, as well as our improved gross margin. For 2016, the Company’s gross margin increased to 38.3% compared to 33.4% for 2015. The combination of increased sales volume of our Star brite® branded marine products, along with the increase in our gross margin, resulted in record gross profit of approximately $13.9 million in 2016, an approximately $2.5 million dollar increase over our 2015 gross margin.”

Mr. Dornau continued: “Our net sales and gross margin enabled us to achieve significantly increased net income and earnings per share in 2016. Our operating results were adversely affected early in 2016 by the previously disclosed litigation expense of approximately $1.1 million that we incurred in the first quarter of 2016. Once the litigation was behind us, our operating results improved substantially.”

Mr. Dornau concluded: “First quarter 2017 sales were strong, and we anticipate a meaningful sales increase as compared to first quarter of 2016. We are cautiously optimistic that we can continue to achieve favorable results in future 2017 quarters.”

Mr. Barocas, Chief Financial Officer of the Company, commented: “The financial condition of the Company continues to be very strong. At December 31, 2016, the Company had approximately $4.1 million in cash, $4.9 million in trade accounts receivable and $8.6 million in inventory. Our current ratio was 6.85:1 at December 31, 2016.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.nos-guard.com, www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to continue to achieve a meaningful sales increase in first quarter of 2017 as compared to first quarter 2016, and favorable results in future quarters of 2017 constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280